Exhibit 14(a)

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in this Registration Statement on Form N-14 of Horizon Technology Finance Corporation of our reports dated March 4, 2025, relating to the consolidated financial statements, the senior securities table and the effectiveness of internal control over financial reporting of Horizon Technology Finance Corporation, appearing in the Annual Report on Form 10‑K of Horizon Technology Finance Corporation for the year ended December 31, 2024.

We also consent to the reference to our firm under the headings “Senior Securities of Horizon Technology Finance Corporation” and “Independent Registered Public Accounting Firms” in such Registration Statement.

/s/ RSM US LLP

Hartford, CT
September 8, 2025